Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 13, 2022 relating to the financial statements of Fintor Assets, LLC, which are comprised of the balance sheet as of December 31, 2021, the related statements of operations, changes in members’ equity, and cash flows for the period from March 15, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 7, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com